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Exhibit 23.1

CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.

        As independent oil & gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of the name Williamson Petroleum Consultants, Inc. and references to Williamson Petroleum Consultants, Inc. and to the inclusion of and references to our report, or information contained therein, entitled "Evaluation of Oil and Gas Reserves to the Combined Interests of Warren Resources, Inc. in 1) the Direct Interests in Certain Properties and 2) the Interests as the General Partner in Certain Partnerships and 3) the Total Controlled Interests in 13 LLC's Effective December 31, 2003 for Disclosure to the Securities and Exchange Commission Williamson Project 3.8962", prepared for Warren Resources, Inc., in the annual report on Form 10-K of Warren Resources, Inc. for the filing dated on or about March 11, 2004.

/s/ Williamson Petroleum Consultants, Inc. WILLIAMSON PETROLEUM CONSULTANTS, INC.

March 10, 2004
Midland, Texas

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CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.